Exhibit 99.1

Second Quarter 2020 Earnings Call Transcript
July 27, 2020

C O R P O R A T E P A R T I C I P A N T S

Alan Lane, President and Chief Executive Officer

Antonio Martino, Chief Financial Officer

Ben Reynolds, Executive Vice President and Director of Corporate Development

Shannon Devine, Investor Relations, Solebury Trout, LLC

C O N F E R E N C E C A L L P A R T I C I P A N T S

Joseph Vafi, Canaccord Genuity

Michael Perito, Keefe, Bruyette & Woods, Inc.

Eugene Koysman, Barclays

Ryan Todd, The Block Research

P R E S E N T A T I O N

Operator

Good morning and welcome to the Silvergate Capital Corporation Second Quarter 2020 Earnings Conference Call.

During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference line will be open for questions, with instructions to follow at that time. As a reminder, this conference call is being recorded.

I would now like to turn the call over to Shannon Devine, Investor Relations for Silvergate. Please go ahead.

Shannon Devine

Thank you, Operator, and good morning, everyone. We appreciate your participation in our second quarter 2020 earnings call.

With me here today are Alan Lane, our President and Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, EVP and Silvergate Bank’s Director of Corporate Development.

As a reminder, a telephonic replay of this call will be available through 11:59 pm Eastern time on August 10, 2020. Access to the replay will also available on the Investor Relations section of our website. Additionally, a slide deck to complement today’s discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about Management’s future expectations, beliefs, estimates, plans and prospects. Such statements are subject to a variety of risks, uncertainties and other factors, including the COVID-19 pandemic, that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Additionally, during today's call we will discuss certain non-GAAP measures which we believe are useful in evaluating our performance. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. A reconciliation of these non-GAAP measures to the most comparable GAAP measure can be found in our earnings release.

At this point, I'll turn the call over to Alan.

Alan Lane

Thank you, Shannon, and good morning, everyone.

On today’s call, I’ll provide a brief update on how we continue to manage our business during the pandemic before speaking at a high level to our results and the success we’ve achieved growing the Silvergate Exchange Network, our digital currency global payments platform. Tony will provide a more detailed review of our financial results and we will then open up the call for your questions. We also have Ben Reynolds on the line, who will participate in the Q&A portion of the call.

I’d like to start by thanking our employees for their hard work and continued efforts during this challenging time as the COVID-19 pandemic continues to impact our country and the world. The health and safety of our employees and customers is our priority as we work together during this time.

The pandemic has certainly changed the way in which we work and live, with potentially lasting effects for the future. Importantly, we have positioned Silvergate as an industry innovator and leader in the digital banking space which has enabled us to move quickly to a remote working environment while seamlessly maintaining our operations and customer support. Our commitment to our customers and our broader community during this challenging time has not wavered.

As I touched upon doing our first quarter earnings call, Silvergate had previously taken the necessary steps to prepare for a potential downturn which included maintaining our strict underwriting standards and a conservative balance sheet. The Company’s strong credit culture can be seen in our commercial and multi-family real estate portfolio, where our loan-to-value ratio averaged 54%, and in our single family residential real estate portfolio, where our loan-to-value ratio averaged 55%, both at June 30, 2020, which we believe provides Silvergate significant protection if the economy were to worsen.

Additionally, we have been working with our borrowers and providing loan deferrals to those needing help in dealing with pandemic-related economic weakness. Through the second quarter, we have granted deferrals on loans representing 17% of our outstanding loan balances and we are pleased to report 27% of those deferred loans have resumed payment as of July 15. Overall, we feel very confident with the credit profile of our loan and securities portfolios and believe that we are well positioned as we move into the second half of the year.

Additionally, we remain well capitalized with a total risk-based capital ratio of 25.54% at June 30, 2020 and balance sheet liquidity of $1.2 billion dollars in cash, cash equivalents and investment securities available for sale at fair market value, which represented 49% of total assets. This strong liquidity position combined with the strong credit profile of our loan portfolio positions Silvergate to continue to be opportunistic through this period of dislocation.

Turning to Slide 4, I am very excited with the continued growth achieved in our digital currency platform during the second quarter. We grew our net digital currency customers 35% year-over-year to 881, while our pipeline of potential new digital currency customers remained very strong with over 200 prospects in the sales pipeline or in the midst of the on-boarding process. The true value of the SEN to our growing customers coupled with the platform’s competitive advantage and its network effect are validated in the sheer growth in U.S. dollar transfers over the SEN to $22.4 billion in the quarter, an increase of 29% compared to the first quarter and up 160% compared to the same period in 2019. This ties closely to the increase in SEN transactions which totaled 40,286 during the second quarter, up significantly from 31,405 handled in the first quarter of this year.

While our growth in new digital currency customers contributed to the strength in the quarter, we also believe that the customers’ preferences to transact using our proprietary API drove share gain for the SEN. During the second quarter, the price of Bitcoin was relatively stable and trading volumes declined by approximately 10%, while Silvergate’s transaction volume increased 29%. We believe this demonstrates the network effect of the SEN and the importance of being on our global payments platform. It also speaks to the strong customer growth year-to-date as we have added 77 customers and continue to see strong demand.

Digital currency fee income was also strong in the quarter, rising 119% to $2.4 million as compared to the second quarter in 2019. Demand for our cash management solutions, foreign currency exchange services, and deposit solutions drove more transaction activity from our digital currency customers in the quarter. In fact, we experienced the highest volume of wire transfers ever as our API-enabled cash management services were used by more digital currency exchanges.

During our first quarter earnings call, I spoke about the launch of SEN Leverage, which allows customers of Silvergate to obtain U.S. dollar loans collateralized by Bitcoin. During the quarter, we approved an additional $10 million in these loans, bringing the total approvals to $22.5 million as of the end of the quarter. Each of these loans has performed as agreed and we continue to believe that prudent underwriting combined with the unique capabilities of the SEN to facilitate loan repayments 24 hours per day, seven days a week will enable Silvergate to earn attractive risk-adjusted returns as we expand the product offering through the second half of the year.

To conclude, the value of the SEN and its competitive moat continues to rise as we drive further innovation and new product development that addresses the needs of our customers. This is a very exciting time for Silvergate, and I remain optimistic with the many opportunities that we have ahead.

With that, I would now like to turn the call over to Tony for a more detailed review of our financial results.

Antonio Martino

Thank you, Alan, and good morning, everyone.

This morning, as outlined on Slide 5, Silvergate reported second quarter net income of $5.5 million or $0.29 per diluted share, up from $4.4 million and $0.23 per diluted share reported in the first quarter of 2020. Our tangible book value per share increased to $14.36 at the end of the quarter, up 19% compared to a year ago. Net interest income was up 4% over last quarter with net interest margin coming in at 3.14%, up 28 basis points as we continue to decrease our total deposit costs. Noninterest income was up 10% versus the first quarter of 2020, driven by an increase in both digital currency-related fee income and securities gains, while expenses were stable over the same period. We increased our allowance for loan losses to $6.8 million, representing 85 basis points of loans held for investment.

Turning to Slide 6, in the second quarter deposits were $1.7 billion as compared to $2.0 billion at the end of the first quarter of 2020. Noninterest bearing deposits totaled $1.6 billion, representing 94% of our total deposits at June 30, 2020. The decrease in total deposits from the prior quarter reflects elevated levels of digital currency deposits in the first quarter driven by Bitcoin volatility in March, which resulted in a $184 million decrease in the second quarter, in line with our expectations as we discussed during our first quarter earnings call. Still, deposits from digital currency customers remain up $263 million year-to-date, representing an increase of 21% since year-end.

Also attributing to the decrease in deposits were the callable brokered CDs which were issued beginning in the second quarter of 2019 as part of a hedging strategy to fund fixed rate securities. These callable brokered CDs were subsequently reduced during the first half of 2020 with none outstanding as of June 30, 2020.

On an overall basis, our weighted average cost of deposits for the quarter was 37 basis points, with a total of 35 basis points related to the callable brokered CDs. Out of the total 35 basis points, 7 basis points was related to the $1.2 million premium expense for calling a portion of the CDs, with the remaining 28 basis points resulting from the underlying all-in cost of carrying the CDs throughout the quarter.

Turning to Slide 7, our net interest margin was 3.14% for the second quarter compared to 2.86% in the first quarter and 3.56% for the second quarter of 2019. The second quarter increase was driven by a decrease in the interest expense due to a combination of lower rates, lower brokered CD balances, and a decrease in the impact of the accelerated premium expense associated with calling the remaining brokered certificates of deposits. The sequential increase in net interest margin was partly offset by lower loan yields driven by our mortgage warehouse loans. The net interest margin decrease from the second quarter of 2019 was primarily due to the impact of lower Fed funds rates and LIBOR, partially mitigated by the impacts of calling the callable brokered certificates of deposit along with the benefit derived from the interest rate floors.

Now on to noninterest income on Slide 8. Noninterest income for the second quarter of 2020 was $5.4 million, an increase of $503,000 compared to $4.9 million in the first quarter of 2020 and a $3.3 million increase compared to $2.2 million in the second quarter of 2019. The primary driver of the linked quarter increase was the $672,000 increase in digital currency-related fee income followed by a net $434,000 increase from gains on sale of securities and debt. The linked quarter increase in fees was partially offset by the absence of any gain on sale of loans and lower service fees related to off-balance sheet deposits. The $3.3 million dollar increase, or 152.3%, compared to the year ago period was primarily due to the gain on sale of securities of $2.6 million and by a $1.3 million, or 108.2%, increase in digital currency-related fee income, partially offset by a $405,000 decrease in service fees related to off-balance sheet deposits and a $212,000 decrease from gain on sale of loans.

Turning to Slide 9, noninterest expense for the second quarter of 2020 was $14.0 million, relatively flat when compared to the first quarter of 2020 and up versus $12.7 million in the second quarter of 2019. The year-over-year increase was partly driven by headcount growth related to our digital currency-related business.

On to Slide 10, our securities portfolio totaled $951 million with a yield of 2.67% for the second quarter, down $13.0 million from a balance of $964 million at the end of the first quarter 2020 with a corresponding yield of 2.70%. Our securities portfolio when combined with our balance of cash and cash equivalents represented 49% of total assets as of the end of the second quarter, in keeping with our strong liquidity position with a combined balance of $1.2 billion.

We maintain the same disciplined credit approach with our securities portfolio as we do with our loan portfolio. During the second quarter, we sold $202 million of our commercial MBS and CMO securities and purchased $180 million of fixed rate municipal bonds which included general obligation, revenue or essential purpose bonds rated double-A minus or higher. Our remaining commercial MBS and CMO securities are non-agency, with 96% rated triple-A.

Our total loans at June 30, 2020 were $1.1 billion, relatively unchanged in aggregate compared to the linked quarter and up 21% compared to the second quarter of 2019. The increase from the prior year was driven by mortgage warehouse loans which were up 69% in aggregate and SEN Leverage loans, which are new in 2020.

Overall, the credit quality of our loan portfolio is strong as our nonperforming assets totaled $4.6 million or 20 basis points of total assets at June 30, 2020. That is a decrease of $547,000 from the $5.1 million in nonperforming assets, or 22 basis points of total assets that we had at March 31, 2020.

On Slide 11, we have provided a detailed breakdown of our loan portfolio and an update on our COVID-19 related loan modifications. We have been working very closely with our borrowers to provide necessary support under the current circumstances. As of June 30, 2020, we had provided payment deferrals to 28 of our commercial real estate borrowers, 19 of our single family borrowers, and two of our commercial and industrial borrowers, representing an aggregate loan value of $137 million or 17% of our total loan balance held for investment. Out of the total modified loan balance of $137 million, 27% had resumed payments as of July 15, 2020.

On Slide 12, you can see a breakdown of the loan-to-value ratios for our commercial and multi-family real estate loans along with our one-to-four residential loans. As Alan touched upon earlier, we manage the loan-to-value ratios on our real estate loans to relatively low to moderate levels, providing significant collateral protection from losses in the event of default. At the end of the second quarter, our weighted average LTV was 55% in our one-to-four family residential real estate and 54% in our commercial and multi-family portfolio. The levels at which we maintain our portfolios is key to supporting our levels for allowances for loan losses.

During the second quarter, we recorded a provision for loan losses of $222,000 dollars which compares to $367,000 recorded in the 2020 first quarter. The level of our second quarter provision was based on modest increases in loans held for investment balances, Silvergate’s historically strong credit quality and minimal loan charge-offs, and was largely influenced by the moderate to low loan-to-value margins in the Company’s commercial and multi-family real estate and single family residential real estate loans held for investment, as evidenced by weighted average loan-to-value ratios in the low to mid 50% range. Although there is significant uncertainty in the current economic environment due to the impact of the COVID-19 pandemic, we believe that our relatively low loan-to-value ratios along with only modest exposure to the retail and hospitality sectors provides lower probability of loss in the event of defaults in our portfolio.

Turning to Slide 13, our Tier 1 leverage ratio was 11.57% at the Company level and 10.92% at the bank level, with the bank ratio well in excess of the 5% minimum ratio to be considered well capitalized under federal banking regulations. Our total risk-based capital ratio of 25.54% reflects the fact that a large proportion of our deposits are held in cash and high grade and highly liquid securities. Our loan-to-deposit ratio was 66.75% at the end of the quarter, an increase compared to 55.64% at the end of the first quarter as deposits decreased due to both lower digital currency deposits along with the reduction in callable brokered certificates of deposit.

With that, I would like to turn the call back to Alan for closing remarks.

Alan Lane

Thank you, Tony. I am very pleased with our second quarter results as they not only validate our strategy but also the success that we are achieving growing the value and competitive moat of the SEN, which clearly differentiates Silvergate in the market. Importantly, we have a long runway for growth as we continue to develop new products and services for our digital currency customers.

The response to our newest product offering, SEN Leverage, has been very positive and we will continue to grow our Bitcoin collateralized loans through the second half of the year. We also see many opportunities to further enhance the value of our global payments platform and will continue to invest in new product development to drive innovation.

To conclude, I remain confident in the credit quality of our loan portfolio and am pleased with how it has performed through the second quarter, which demonstrates our conservative credit culture and general risk aversion. While the economic outlook is uncertain given the resurgence of COVID-19 in many parts of the country, we remain well capitalized and are in a position of strength if opportunities present themselves given the current dislocation in the market.

We remain focused on maintaining the safety and health of our employees and we hope that everyone on this call remains safe as well. Thank you again for your time today.

With that, I’d like to ask the Operator to open up the lines for any questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for your questions.

Our first question comes from the line of Joseph Vafi with Canaccord. Please proceed with your questions.

Joseph Vafi

Hey guys, good morning. Glad to see the good results here.

I was wondering, first of all on the SEN, is there any idea that you want to provide to us relative to continued expansion of that loan book and what we might expect to see in the second half relative to the SEN Leverage product? Then I’ll have a follow-up.

Alan Lane

Sure, Joe, this is Alan. Thanks for the question.

I’m going to turn it over to Ben and ask him to talk a little bit more about SEN Leverage. What I’ll just say at the outset is kind of what I closed with, which is that we are very bullish on this opportunity and we think that we’re very well positioned for the second half of the year. The pilot has been going just as we had hoped.

I’ll turn it over to Ben for a little bit more color. Ben?

Ben Reynolds

Thanks, Alan.

Yes, Joe, if you look at our growth in institutional investor clients to 566 and then you think about providing these lines of credit somewhere between, say, $1 million and $10 million apiece, you can see potential for a very large business. Nonetheless, as we think about scaling the product, we know from our customers that demand is strong, but we’re only going to grow it as fast as we can underwrite it appropriately, and that takes time and performance results.

As Alan said, we’re not really looking to provide guidance on that, but we will be looking to grow it in a prudent way.

Joseph Vafi

Okay, that’s helpful. Maybe just a quick follow-up on that. With the loan book to date, what have you learned, maybe just from a curiosity standpoint, in managing that loan book and how it’s—just some of the levers there relative to operating that loan book.

Alan Lane

Sure, Joe, I’ll ask Ben to just go ahead and continue with that question, and I may come back with a wrap-up on it. Ben?

Ben Reynolds

Thank you. We know that our customers’ demands vary depending on what their particular trading strategy is, what they’re going to be using the proceeds for, and what’s going on in the digital currency markets. It’s not simply a product that’s used to lever a loan position, it’s also used to execute trading strategies, and, so depending on what’s going on in the digital currency markets, we see things such as balance fluctuations happen, but that’s part of the design of the product, and one of the reasons that it has the name SEN Leverage is because it uses the SEN in order to make loan draws and repayments, and those can happen 24 hours a day, seven days a week. We know that that’s a feature that our customers want, and the response from them and from our service partners, Bitstamp and Anchorage, has been very positive.

Alan Lane

Thanks, Ben, and just a couple more thoughts, Joe. One of the things, when you think about the different trading strategies, as Ben was mentioning, the different trading strategies that our customers might employ, when the volume in Bitcoin goes down across the industry and the volatility goes down as well, oftentimes what we’ve experienced so far is that perhaps the demand for leverage wanes as well, so we have actually seen SEN Leverage loans rise and fall during the quarter as the volatility and the volume went down a little bit.

Having said that, it’s been a great opportunity for us to continue to build out the platform, and as Ben just touched on, adding a second service partner with Anchorage during the quarter has allowed us to expand the offering to additional customers, and we look to continue to not only offer this product to our growing customer base of institutional investors but to continue to add additional service partners as well.

Joseph Vafi

Okay, great. That’s helpful. Maybe just one more, I know I think about a week ago the Comptroller of the Currency published something that national banks could start to custody some crypto. Was wondering if you had any comments on that and what that could mean moving forward. Thanks a lot.

Alan Lane

Sure. This is Alan again. I’ll take that one.

We were very pleased and excited to see that announcement. I will say that we weren’t surprised. Certainly surprised by just the fact that the announcement happened when it happened, but in terms of the legal permissibility for a bank to provide custody of digital assets, that’s a view that we have shared with our regulators for quite some time now, and in fact, if a bank was not permitted to provide custody services, that would really call into question our ability to provide lending services to begin with, because one of the things that we’ve touched on for the last couple of years is that in order for us to safely lend against this asset, we absolutely have to have the ability to custody it, whether we’re custodying the asset ourselves or doing that through a third party service provider, such as we are with SEN Leverage.

Our own regulator, the California BBO, has been on board with this concept, as well as the San Francisco Federal Reserve for quite some time as it relates to our ability to custody the digital asset for purposes of securing the collateral for lending, and so it’s great to see that affirmative announcement from the OCC.

Joseph Vafi

Great, thanks so much, guys.

Alan Lane

You bet. Thanks for the questions.

Operator

Thank you. Our next question comes from the line of Michael Perito with KBW. Please proceed with your question.

Michael Perito

Hey, guys, good morning.

Alan Lane

Morning, Mike.

Michael Perito

I had a few things I wanted to touch on. I guess first, just on the ongoing relationship between new customers and deposit balances, I think you guys laid out pretty clearly the dynamics that impacted the deposit decrease in the quarter, but as we move forward here, I guess one, any change as to how we should be thinking about deposit balances of new customers that come on, and two, how has—since the initial deployment, any updates on what the trends have looked like? Do you expect some type of snapback in deposits in the third quarter, or is it too early to tell? Any thoughts there would be great.

Alan Lane

Sure, Mike, great questions, and—this is Alan. I’ll touch on it to start with.

The one thing that I would remind everybody about is that when we report on our deposit levels at quarter end, they are at a snapshot, a specific point in time, and we—this platform, the SEN enables our customers to efficiently move money 24 hours a day, seven days a week, 365 days a year, and that by its very nature creates some volatility in the deposit balances.

Having said that, because of our close to 1,000 customers in aggregate, we see fairly stable deposit balances, but when you’re looking and comparing a quarter-end number, the one thing that I would also encourage you to do is also look at average balances across the quarter, and while we don’t disclose average balances specific to our crypto currency clients, what we do is we show our noninterest bearing deposits on average, and what you’ll see is that even though our deposits might have been down quarter over quarter, number one, they’re still up over $250 million year-to-date, so on a year-to-date basis comparing to December 31, we’re still up fairly significantly, and even on a quarter-over-quarter basis, the average deposits, average noninterest bearing deposits were up $176 million, and so that’s just kind of a big picture overview.

I’ll ask Ben to comment a little bit on the second part of your question, which is the ongoing customer growth and how we view deposits coming in from new customers.

Ben Reynolds

Thanks Alan. As Alan mentioned in the earlier comments, we do have a strong pipeline of over 200 prospects that are looking to on-board with us. It’s a little difficult to estimate what that’s going to look like in the second half because it is somewhat contingent on what’s goes on in the digital currency markets. Over the weekend, the price of Bitcoin went over $10,000, and what we’ve seen historically is that as the value of the market, total market cap expands, the number of investors that are looking to put money to work expands as well, so as those customers have been researching the asset class and then deciding to jump in, they quickly turn to the SEN as the way to settle those transactions. It’s hard to estimate it, but we think that demand will be strong in the second half, as evidenced by the pipeline.

The other thing I would say on the topic is that obviously we’re in a zero interest rate environment, and historically when we’ve seen significant outflows, it was—there were competitors that were offering to pay interest on these deposits, and obviously Silvergate doesn’t do that, and so we don’t see that pressure coming in the second half of the year either.

Michael Perito

Great, very helpful. Thank you, guys. On that point, on the zero interest rate environment, I noticed that you guys sold some securities and started building a little municipal bond portfolio. Just was curious, maybe Tony, if you could give us a little bit more color. I think that’s not something you guys have largely put into the investment bond book, at least in a material way, in the past. Just curious if you could provide any thoughts there.

Alan Lane

I’m sorry, Tony. Before you answer that question, I just wanted to comment specifically on the munis, because you’re absolutely right, Mike - at Silvergate, we have not historically had a muni portfolio, although in our respective backgrounds, specifically in my background over the years at just about every other bank I’ve ever been at, a muni investment portfolio, a portion of the portfolio in munis has always been part of the strategy. As Tony will, I’m sure, share and with some of our prepared comments as well, there was a great opportunity with some dislocation in the muni market right at the second half of the first quarter and bleeding over into the first half of the second quarter, that allowed us to build that portfolio while at the same time reducing our aggregate risk in commercial real estate when we think about both the CMBS bonds in the securities portfolio as well as our loan book in CRE.

With that, Tony, I’ll hand it over to you.

Antonio Martino

Thanks Alan. Thanks Mike for the question.

As Alan mentioned, we did—we had started to invest in the tax-exempt municipal bonds right at the end of the first quarter, and kept that rolling, particularly in April. We did see good opportunity to pick up high quality, strong yields, in terms of average life very similar to the bonds that we sold, but in selling some of the CMBS we specifically divested of some of the CMBS that had a little bit more hospitality and retail exposure. I think for us, it doesn’t really—as you can see from the slide, it doesn’t change the overall make-up in terms of fixed to floating in our portfolio, but it did help to contribute to some of the NIM preservation, because obviously the floating rate securities had NIM compression in the quarter.

I think the other thing to add since we’re on the topic of MIM is, as we outlined, we called the rest of the brokered CDs, so I just wanted to point out that in our cost of funds, about $1.2 million impact or about $0.05 a share was from writing off—from the acceleration of the premium costs on those deposits. That’s the story there.

Michael Perito

Helpful color. Then I guess just—the tax rate going forward now, it’s the second quarter, actually a decent run rate just given the ongoing presence of that municipal portfolio and the positive impact it will have to the overall tax rate?

Antonio Martino

That’s correct, Mike, so—yes, so as you see in our press release, we’re reporting on a tax effective basis. The effective tax rate second quarter is right around 25%. That is—that change is completely driven by the tax exempt bonds, and those bonds, as I indicated, mostly came in April, so the impact was therefore almost the entire quarter. Yes, that’s a good—a good landing point for the tax rate going forward.

Michael Perito

Okay, one last question from me and then I’ll jump out is just on the digital fee side, Alan or Ben, you talked about the deposit piece of the customer pipeline and the new customers, but can you give us maybe an updated thought on how you’re viewing the digital fee growth as we move forward here, maybe near term and longer term?

Alan Lane

Sure. Ben, do you want to take that one?

Ben Reynolds

Sure. Mike, consistent with Alan’s comments, we saw really significant growth in cash management services during the quarter as exchanges continued to on-board our API solution, including our highest number of wire transfers ever, and so we know that those API integrations that we have with exchanges are really sticky, and as transaction volumes in the ecosystem as a whole increase, we should benefit from that as well.

I think it’s been a part of the story for some time that we’re focused on growing fee income from the platform. We’ve got a sticky group of customers that we know love using our services, and so we’ll continue to expand that in the quarters ahead.

Michael Perito

Okay, but there’s no reason to—in terms of any near-term volatility or things that we should be mindful of, it sounds like the expectation and the hope is that as customer builds and activity builds, fees continue to build. Is that kind of—maybe an oversimplification, but is that fair?

Alan Lane

Yes, Mike, this is Alan. I think—I don’t think that’s an oversimplification. I think that’s exactly right. I think the way we continue to look at this is that we benefit from what we’ve referred to in the past as that triple growth curve of a growing industry, a growing customer base, and then adding additional products and services. As Ben just mentioned, with volumes continuing to hit all-time highs, we don’t see any reason to think that our growth in fee income will slow down.

Michael Perito

Excellent. Thank you, guys, very much, I appreciate it, and stay well.

Alan Lane

Thank you, Mike, you too.

Operator

Thank you. Once again, as a reminder, if you would like to ask a question, please press star, one on your telephone keypad. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our next question comes from the line of Eugene Koysman with Barclays. Please proceed with your question.

Eugene Koysman

Good morning, thank you for taking my question.

I wanted to follow up on the interest income discussion. It looks like your net interest margin came in right around your expectations for the quarter, and then also when putting together all of the recent actions, including adding to the municipal securities book and calling brokered CDs, what does the NIM look like going to the third quarter in terms of the run rate?

Alan Lane

Good morning, Eugene, thanks for the question. I think Tony’s ready to field that one. Tony, you want to take it?

Antonio Martino

Sure, thanks, Alan. Thanks, Eugene, good morning. I think without providing specific guidance, but thanks for pointing out how we had viewed it coming in, as you can see, we took a lot of decisive action once again very early in the second quarter, although the market stabilized, so in some respects the NIM story going forward is going to be much simpler than it has been for the first half of the year given that we’ve called all the brokered CDs, and we’ve repositioned our securities portfolio.

I would say there is—looking out to the second half of the year, there are both headwinds and tailwinds. Without giving specific guidance, there is going to be continued yield pressure on mortgage warehouse lending as we see higher volume in the conforming agency type mortgage space, which are typically lower yielding than non-conforming mortgages. But on the other hand, we do have the benefit of having called all the brokered CDs, and so therefore we don’t have the carry cost going forward. I would say you’ve got offsetting headwinds and tailwinds there as we look forward.

Eugene Koysman

Thank you. That’s pretty informative. Appreciate it.

I also wanted to get your take on the competitive environment and servicing the digital currency clients and banking them, especially with JP Morgan entering this space and now OCC giving the okay on custodying the digital currency. How does that impact your positioning in the space?

Alan Lane

Sure, Eugene, this is Alan. That’s a great question.

We actually view the announcement of JP Morgan coming into the space as a huge positive to the industry and as a validation of our strategy. As we’ve discussed internally and also discussed with others outside of Silvergate, we’ve anticipated competition for some time and there is certainly a view that if none of the other major financial institutions ever come into this space, it could really call into question the viability, the long-term viability of this strategy. We believe it’s very positive and specific to JP Morgan’s announcement, what we know from talking with our customers and with others in the industry, they’ve announced they are providing banking services to two clients, to two exchanges that are also clients of Silvergate, those being Coinbase and Gemini, two of the longest standing, most regulated exchanges in the space, and it’s also our understanding that it took quite a bit of time for JP Morgan to get comfortable with them, so I think that just speaks again to the diligence, to the maturity of the ecosystem.

We know for a fact that our exchange partners desire to have multiple banking relationships, and as you can see from the results in the quarter, we didn’t see any direct impact from that announcement. We’ve continued to grow, and we welcome additional entrants into the space.

As far as the OCC announcement and providing custody, it’s one thing for the regulators to come out and say that, yes that is legally permissible. It’s quite another thing to spin up a custody service for digital assets, and one of the primary differences here, and it’s at times a difference that is lost on folks, is that with Bitcoin and other crypto currencies, these are bearer instruments, so the custody regimen that needs to be put in place to safely store a bearer instrument is quite a bit different, especially a digital bearer instrument is quite a bit different that the existing custody solutions that exist in the traditional financial markets, and so those that have been working on this for a while, and there is certainly a plethora of digital currency custodians that have been working on this, I think they’re very well positioned, and banks that have been working with them for quite some time, such as Silvergate, are equally well positioned, and so once again we view it as very positive news and we are—we continue to focus on providing solutions for our customers, so you won’t—you shouldn’t expect to see Silvergate immediately run out and say, hey, we’re providing custody for digital assets, come one, come all. Rather, you’ll see us continue to do what we’ve been doing in the past, which is very thoughtfully providing solutions for our customers that they’re asking for, such as SEN Leverage, which utilizes a custody solution for digital assets.

Eugene Koysman

Thank you. Can you touch on your tie up with Anchorage on SEN Leverage, and I think they’re actually providing the custody for that, right? Also, what do you think about in terms of the revenue sharing or growth opportunity there?

Alan Lane

Sure. I’ll ask Ben to go ahead and touch on the partnership with Anchorage. Ben?

Ben Reynolds

Thanks. Hi Eugene. Yes, so these are—for each of these borrowers, Silvergate goes through an underwriting process to make sure that we’re comfortable with the credit. Anchorage, for their part, is responsible for safely securing custody, the Bitcoin as Alan was talking about, but then also monitoring the value of that collateral relative to our loan and interacting with the customer on their loan draws and their repayments. Silvergate services the loan, and the Silvergate and Anchorage team work closely with each other to make sure that the customer experience is fantastic.

It’s another example of a deep integration with a partner in the digital currency industry, and in order to get to that point, we had to do significant vendor due diligence on them and also work to make sure that these APIs were integrated so that the asset and the loan draws can happen 24 hours a day, seven days a week.

Eugene Koysman

Thank you, appreciate it.

Operator

Thank you. Our final question comes from the line of Ryan Todd with The Block Research. Please proceed with your question.

Ryan Todd

Hi, good morning. Thanks for taking my question.

Over the last three months, we’ve seen a significant pace of developments just across banking and servicing, the digital asset industry at large, whether that’s a number of acquisitions or new product launches by players looking to move into, say, full prime offerings, and last week’s SEC interpretative letter. You’ve addressed the letter and JP Morgan moving into service Coinbase and Gemini, but I’m wondering if you could walk us through your thoughts around some of these players moving into full prime offerings and how that might impact the calculus of the core growth opportunities there for the intermediate term. Thanks.

Alan Lane

Sure. Good morning, Ryan, thanks for the question.

Yes, we discussed at length this move into what everyone refers to as prime brokerage, which obviously prime brokerage is very well defined and understood in the traditional financial markets. But what prime brokerage means for the digital currency industry is still, I think, being developed, and I’m going to ask Ben to comment in a little bit more detail in just a minute, but the one thing that we believe is that one of the strongest components of a prime brokerage offering is that ability to provide credit or leverage, and so that’s where we have been focused, obviously for quite some time, with the announcement of the pilot with Bitstamp back in January, which had been in the works for a while.

Our approach to the prime brokerage solution, if you will, has been to focus on that key component of providing leverage. Ben, would you like to add anything to that?

Ben Reynolds

Yes, thanks, Alan. Consistent with comments we’ve made previously around custody and settlement, we remain committed to finding ways to solve problems for our customers. We know that customers today love using the SEN for the dollar side of the trade, and we remain committed to finding ways to reduce friction and create capital efficiency for the digital asset side as well.

Some of the options that we’re considering include development of new products, strategic partnerships, and potentially acquisitions of existing infrastructure providers. Some of those criteria that we’re using to evaluate those opportunities include demand we’re seeing from our customers, a consideration of our own capabilities, and the profitability we think that could be achieved by pursuing those options.

In addition, we don’t have any announcement to make today, but as we’ve talked about on previous calls and even in our S1, this is an area where we continue to remain focused to figure out how we’re going to solve customer problems.

Ryan Todd

Got it, then a quick follow-up, if I may, specifically on the OCC letter. How are you thinking about custody opportunities? You talked about the partnership with Anchorage around SEN Leverage, but I’m wondering if you could provide any color around Silvergate’s latest trust custody application, and then could there be—you mentioned potential opportunities for acquisitions, wondering if that falls in line with looking at custody capabilities? Thanks.

Alan Lane

Yes Ryan, this is Alan. Great question. When you touch on the trust application, we go back to some of my earlier comments regarding the regulatory landscape and the fact that we’ve believed for some time that a federally regulated and insured institution can in fact custody the digital asset. As you touched on, we’ve been working with the New York DFS for quite some time, but as I mentioned earlier, we’ve also been in dialog with our own banking regulators in California and with the Federal Reserve, and so triangulating the regulatory landscape and that approval process combined with what is the real market opportunity, there has been a general belief in this industry that custody is a race to zero in terms of revenue opportunity, but that custody is definitely a core piece of infrastructure that is necessary to provide other financial services, such as prime brokerage.

As Ben just mentioned, we continue to look for ways to solve problems for our customers in the most efficient way possible for them as well as for Silvergate, and to provide attractive risk-adjusted returns for our shareholders, and that may in the future look like developing something ourselves, it may look like acquiring technology or acquiring other companies. We are open to all of those possibilities, but we don’t have anything to announce today. We are continuing to press forward on the SEN Leverage offering, and one important point that I’ll make on SEN Leverage, especially with the addition of Anchorage, is with those two partners as the first two of what we hope to be many service partners in the future, you have two slightly different approaches to SEN Leverage. In the case of Bitstamp, obviously they are an exchange, they run their own order book, so that’s a very tight integration with an exchange with the ability to liquidate collateral via their own order book, whereas with Anchorage they are more of a traditional custodian, but with the ability to—through different market making arrangements, with the ability to very quickly liquidate collateral as well.

We’re pushing forward on both of those types of offerings with the hope that, to the extent our customers want to hold their Bitcoin with Bitstamp or Anchorage or with one of the other many service providers out there, we’ll be able to provide leverage for them regardless of their custody choice.

Ryan Todd

Got it, great. That’s it for me. Congrats on the quarter, and hope everyone’s safe.

Alan Lane

Thanks, Ryan.

Operator

Thank you. We have reached the end of our question-and-answer session. I’d like to turn the call back over to Mr. Lane for any closing remarks.

Alan Lane

All right, thank you very much, Operator.

I want to again thank all of you for your questions, thank you for your participation in this call, for your interest in Silvergate. Once again, I just want to thank our employees. Silvergate employees, as with everybody else around the world, have been dealing with quite a bit of dislocation. The Silvergate team is on it and continuing to provide around-the-clock, around-the-world service to our customers. Thank you to our customers for all of your support, and I hope everybody stays safe out there.

I’ll just close with saying it’s a great time to be a bitcoin banker. Thank you very much for your interest, and have a great day, everybody.

Operator

Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.